TROUTMAN SANDERS LLP

ATTORNEYS AT LAW
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November 15, 2006

New River Pharmaceuticals Inc.
1881 Grove Avenue
Radford, Virginia 24141

New River Pharmaceuticals Inc.: Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We are acting as counsel to New River Pharmaceuticals Inc., a Virginia corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”), on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, to register (i) $137,750,000 aggregate principal amount of the Company’s 3.5% Convertible Subordinated Notes due 2013 (the “Notes”) issued by the Company on July 25, 2006, pursuant to an Indenture (the “Indenture”), dated as of July 25, 2006, by and between the Company and Wilmington Trust Company, as trustee (the “Trustee”) and (ii) 4,005,812 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company initially issuable upon conversion of the Notes, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price . The Company issued the Notes pursuant to a Purchase Agreement, dated as of July 19, 2006, by and among the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and W.R. Hambrecht + Co., LLC. The Notes and the Shares issuable upon conversion of the Notes are to be offered and sold by certain securityholders of the Company from time to time as set forth in the Registration Statement, the Prospectus contained therein (the “Prospectus”), and any amendments or supplements thereto.

In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company, certificates of their officers and of public officials as we have deemed necessary and such other documents as we have considered necessary for the purposes of this opinion, including the Company’s Articles of Incorporation and Bylaws, the Registration Statement and the Indenture. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

For purposes of the opinions expressed below, we have assumed (a) the authenticity of all documents submitted to us as originals, (b) the conformity to the originals of all documents submitted as certified, photostatic copies or electronic copies and the authenticity of the originals thereof, (c) the legal capacity of natural persons, (d) the genuineness of signatures not witnessed by us, (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and (f) that the Notes have been duly authenticated by the Trustee for the Notes as provided in the Indenture for the Notes.

ATLANTA• HONG KONG• LONDON• NEWARK• NEW YORK • NORFOLK• RALEIGH RICHMOND• TYSONS CORNER• VIRGINIA BEACH• WASHINGTON, D.C.

TROUTMAN SANDERS LLP
ATTORNEYS AT LAW

Registrar & Transfer Company
November 15, 2006

Based upon the foregoing, and such other information and documents as we have considered necessary for the purposes hereof and subject to the qualifications, assumptions, limitations and exceptions set forth herein, we are of the opinion that:

1.  The Notes have been duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.  The Shares issuable upon conversion of the Notes have been duly authorized and, when delivered upon such conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the following exclusions and qualifications:

(a)  our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law; and

(b)  we express no opinion as to enforceability of any right or obligation to the extent such right and obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally, (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

We are members of the bars of the Commonwealth of Virginia and the State of New York and are not purporting to be experts on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America, the Commonwealth of Virginia and the State of New York and we express no opinion as to the effect of the laws of any other jurisdiction or as to the securities laws of any state (including, without limitation, New York and Virginia), municipal law or the laws of any local agencies within any state (including, without limitation, New York and Virginia). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

TROUTMAN SANDERS LLP
ATTORNEYS AT LAW

Registrar & Transfer Company
November 15, 2006

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements of the Registration Statement under the heading “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Troutman Sanders LLP

Troutman Sanders LLP